Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: September 8, 2010

Double Eagle Petroleum Co. Updates 2011 Development Plans

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today its proposed 2011 drilling program. Focusing on the two major fields in which the Company has interests, it is expected that Double Eagle will participate in as many as 75 development wells and 6 exploratory wells. The finalization of the 2011 drilling program and capital expenditure budget will be submitted for review and approval by the Board of Directors at a later date.

In the Atlantic Rim, the Company expects the resumption of developmental drilling in the Catalina, Sun Dog and Doty Mountain units with a potential of up to 60 new production wells. In addition, dependent on the Company’s assessment of existing seismic and related production data, Double Eagle anticipates 1-6 Niobrara exploratory wells may be drilled. The Company currently has approximately 94,000 gross (70,000 net) acres with Niobrara potential, including 60,000 gross (37,000 net) acres in the Atlantic Rim. Double Eagle anticipates 16 new Pinedale Anticline wells to be drilled in the Mesa Units in 2011.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us